EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-65937, 333-65949, and 333-21617 each on Form S-8 of our report dated March 22, 2013, relating to the financial statements of Providence and Worcester Railroad Company, appearing in this Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ Stowe & Degon LLC

Westborough, Massachusetts

March 22, 2013